EXHIBIT 10.13

October 13, 2014

Laurent Seyer

[Address]

Dear Laurent,

I am pleased to extend to you a formal offer of employment with MSCI Limited. Those of us who had the opportunity to meet with you look forward to you joining the MSCI team. Your position will be that of Managing Director, Global Head of Client Coverage of MSCI Inc. (“MSCI” or the “Firm). In this position, you will work in the London office, be an Executive Officer and member of the Firm’s Executive Committee and report directly to Henry A. Fernandez, Chairman and Chief Executive Officer. Your anticipated start date is December 1, 2014.

Total Reward

You will receive an annualized base salary of £355,348 pro-rated from your start date and paid in monthly installments on or about the 26th day of each month directly into your bank account, net of any tax and national insurance as appropriate, under the PAYE system.

For MSCI’s fiscal year 2015, your target Total Reward will be $2,500,000 1. Your 2015 target Total Reward will consist of a year-end Above Base Compensation (ABC) of $1,975,000. The ABC amount will be awarded in a split between cash and long-term incentive compensation in a manner consistent with that of other Executive Officers (excluding the CEO). Any long-term incentive compensation award will be split between MSCI Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and/or other long-term incentive awards in a manner consistent with that of other Executive Officers (excl. CEO). Currently, Executive Officers receive an equity award equal to 45% of their Total Reward.

This ABC amount will be paid to you unless you voluntarily resign from the Firm or are terminated by the Firm for cause prior to the date of payment of the cash portion and the date of award of any long-term equity-based incentives. Any long-term equity-based incentive award is further contingent upon your remaining employed through the vesting dates of the long-term equity-based incentive award and your compliance with the restrictions, cancellation provisions and other provisions of the long-term equity-based incentive award. All payments are subject to applicable withholdings and deductions.

[1]	Your Total Reward is determined in US dollars. As a new hire employee, you may elect to receive the net cash component of your Above Base Compensation in US dollars or to have it converted at the Average Exchange Rate for the year or the Spot Exchange Rate set on or about December 31. Within the first few weeks of the calendar year, you will be contacted with additional information and to make your election.

MSCI Limited Ninth Floor Ten Bishops Square London E1 6EG United Kingdom T: +44.20.7618.2000 F: +44.20.7618.2233 Registered in England and Wales, No. 03981254.

All components of your 2015 Total Reward are contingent upon satisfactory performance and conduct. Future Total Reward and year-end bonuses will be payable within the sole discretion of the Firm and will continue to be payable, at the discretion of the Firm, partially in cash and partially in the form of long-term incentive compensation, which may consist of an equity-based award under one of the Firm’s compensation plans.

Sign-on Awards

You will receive a one-time cash payment of £156,300 (the “Sign-on Bonus”) less applicable withholdings and deductions. This Sign-on Bonus will be payable in your January 2015 paycheck and is contingent upon your commencing employment with the Firm. If you voluntarily resign or are terminated for cause (including, without limitation, unsatisfactory performance) within twelve (12) months of your start date, you agree to repay the Sign-on Bonus within thirty (30) days of providing such notice of resignation or receiving such notice of termination. You agree that in this event, the entire amount may be deducted from any payments due to be paid to you by MSCI Limited. If these payments amount to less than the total sign-on payment you agree to repay MSCI Limited the outstanding balance. The Sign-on Bonus will not constitute part of your Total Reward.

You will also receive a one-time equity-based award of MSCI restricted stock units (“RSUs”) and performance stock units (“PSUs”) valued at $500,000 to align your interests to those of our shareholders and other Executive Officers. The number of RSUs and PSUs you receive will be determined by dividing the award value by the closing price of MSCI common stock on date of grant. The split between RSUs and PSUs and the vesting of your award will be consistent with the timing of the awards for other Executive Officers (excluding the CEO) of the Firm. This equity-based award is subject to your continued employment with MSCI through the respective vesting dates of the awards and to your compliance with the restrictions and provisions of the awards. All payments are subject to applicable withholdings and deductions.

Additional Information

This letter should be read in conjunction with the enclosed Employee Handbook Parts One and Two and the MSCI Code of Conduct, which together with this letter form the terms and conditions of your employment.

Notwithstanding the fact that you are employed by MSCI Limited your employment may be seconded to whatever company in the MSCI Limited group of companies within the UK as MSCI Limited may from time to time determine.

Hours of work

MSCI’s normal office hours are 9 a.m. to 5.30 p.m. Mondays to Fridays with an hour for lunch. However, you shall be required to work such additional hours as may be necessary for the proper performance of your duties and your salary is deemed to include payment for such additional hours.

MSCI Limited Ninth Floor Ten Bishops Square London E1 6EG United Kingdom T: +44.20.7618.2000 F: +44.20.7618.2233 Registered in England and Wales, No. 03981254.

Place of work

Subject to the terms set out at section 2 of Part 1 of the Employee Handbook, your principal place of work will be MSCI Limited’s premises in London.

Benefits

You will be enrolled automatically in the MSCI Group Personal Pension Plan from the date you commence employment unless you confirm to us that you do not wish to do so. If you have any questions, please contact your local HR representative, Karen Parsons.

Members who receive Above Base Compensation may, at the discretion of MSCI, waive part, or all, of the cash component of this into the MSCI Group Personal Pension Plan up to the level of the HMRC allowances. You will receive further information on this as part of MSCI’s year-end bonus waiver process.

Subject to the rules of the relevant scheme and if and to the extent that cover is available on normal terms, you will be covered by MSCI’s Life Assurance, Personal Accident and Disability benefits and will be eligible to become a member of MSCI’s Medical and Dental Plans effective from your start date.

All benefits are detailed more fully in the enclosed Benefits Brochure. The above benefit plans are at the discretion of MSCI, and the right is reserved to review, withdraw and amend these plans, at any given time.

Holiday Entitlement

You are entitled to 30 days annual leave (plus public holidays) during each calendar year. This will be pro-rated in your first year of service. Further details about holiday entitlement and holiday pay are set out in section 13 of Part 1 of the Employee Handbook.

Compliance

You will be provided with, and required to sign, the MSCI Code of Conduct and Employee Trading Policy, which sets out your obligations concerning compliance in further detail. This offer is contingent on you agreeing to the MSCI Code of Conduct and Employee Trading Policy.

You understand and agree that as a condition of employment, unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department.

MSCI Limited Ninth Floor Ten Bishops Square London E1 6EG United Kingdom T: +44.20.7618.2000 F: +44.20.7618.2233 Registered in England and Wales, No. 03981254.

Pre-employment Obligations

This offer is contingent upon the following:

Satisfactory completion of our pre-employment screening process, which includes, but is not limited to: our obtaining references which are satisfactory to us from your previous employer(s); academic qualification checking; professional membership checking; your producing the necessary documentation confirming your right to live and work in the UK in accordance with the Immigration, Asylum and Nationality Act 2006 as amended and credit referencing. Please see enclosed Pre-employment Screening Checklist and accompanying forms. Our pre-employment screeners, which are currently HireRight, may contact you for more information if necessary.

Pre-employment screening process must be completed to the satisfaction of MSCI before you commence employment. Screening will take a minimum of three weeks. MSCI reserves the right to withdraw this offer of employment if the pre-employment process is not completed to its satisfaction.

In the event that you commence employment with MSCI Limited before the satisfactory completion of the pre-employment screening process your employment will remain subject to the satisfactory completion of that process. If the pre-employment screening process is not completed to our satisfaction, your employment shall terminate with immediate effect and without any obligation on MSCI to give you notice or make you a payment in lieu of notice (notwithstanding the notice provisions contained in the Employee Handbook) or to make you any other payment of any kind.

It is not our intention that you should breach any contractual obligations to any third party. By accepting this offer you warrant that you will not commit any such breach by accepting this offer or performing your obligations for MSCI. You are expected to familiarise yourself with any ongoing obligations that you may owe to your current or former employer.

General

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Confidential Information”). Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to your prior employers’ businesses.

Nothing in this letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. You should understand that your employment will be “at will,” which means that the Firm may terminate your employment for any reason, with or without cause, at any time.

MSCI Limited Ninth Floor Ten Bishops Square London E1 6EG United Kingdom T: +44.20.7618.2000 F: +44.20.7618.2233 Registered in England and Wales, No. 03981254.

This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous verbal or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment). You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter. If there is any conflict with the benefit information included in this letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control.

Where there is any conflict between the terms of this offer letter and the Employee Handbook, the terms of this offer letter shall take precedence.

Please confirm your acceptance of this offer by signing below and completing the enclosed Employee Information Form. We ask that you return a signed copy of this letter, the Employee Information Form and other documents as detailed on the enclosed checklist to Karen Parsons in Human Resources, MSCI Limited, Ninth Floor, Ten Bishops Square, London E1 6EG or via email: #####.#######@####.com.

Please contact Ed Redling on ###-###-####, ######.#######@####.com should you have any questions and to confirm a convenient start date.

We are looking forward to your joining MSCI.

Very truly yours,
/s/ Scott A. Crum
Scott A. Crum
Chief Human Resources Officer

Offer Accepted and Agreed To:

Signed:	/s/ Laurent Seyer
Laurent Seyer

Date:	October 15, 2014

MSCI Limited Ninth Floor Ten Bishops Square London E1 6EG United Kingdom T: +44.20.7618.2000 F: +44.20.7618.2233 Registered in England and Wales, No. 03981254.